EXHIBIT 10.32

Promissory Note

$2,500,000.00	Miami-Dade, Florida	October 31, 2021

IN EXCHANGE FOR financing and transaction related services and in conjunction with the agreement to void ab initio the Amended And Restated Equity Purchase and Advisory Agreement (“the EPAA”) entered into by Holder and Borrower on or about February 19, 2020, eCombustible Energy LLC f/k/a eCombustible Products Holdings LLC (“Borrower”) promises to pay to the order of 1221 Capital Partners LLC (“Holder”), the principal sum of Two Million Five-Hundred Thousand Dollars ($2,500,000.00) until payment is made in full as follows:

1. Repayment of Principal; Payment of Interest:

Repayment of Principal

Subject to the Special Payment Provisions set out in Paragraph 10 herein, the principal amount due hereunder shall be repaid as follows:

$300,000.00 in 2022 payable at $100,000.00 per quarter beginning April 1, 2022.

$500,000.00 in 2023 payable at $125,000.00 per quarter.

$700,000.00 in 2024 payable at $175,000.00 per quarter.

$1,000,000.00 in 2025 payable at $250,000.00 per quarter.

These payments are hereinafter referred to as the “Principal Payment Schedule.”

Interest shall accrue on the principal amount outstanding at the rate of five percent (5%) per annum and shall be calculated based on a 365-day year and actual days elapsed. All accrued interest shall be paid at the time of each Principal repayment in accordance with the Principal Payment Schedule.

2. Default Interest: In the event of any Default (defined below), the Principal outstanding shall bear default interest at the rate of eight percent (8%) per annum while such Default is continuing.

3. Maximum Rate of Interest: It is the intent of the parties hereto that, in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and, in the event any such payment is paid by the Borrower or received by the Holder, then such excess sum shall be credited as a payment of Principal, unless the Borrower shall notify the Holder, in writing, that the Borrower elects to have such excess sum returned to it forthwith. The Holder may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of any law, rule, or regulation in effect from time to time, available to Holder which exempts Holder from any limit upon the rate of interest it may charge or grants to Holder the right to charge a higher rate of interest than that allowed by applicable law.

4. Place of Payment: All payments hereunder shall be made by direct deposit into an account designated by Holder in writing, or such other place as Holder may from time to time designate in writing.

5. Prepayment: This Promissory Note (“Note”) may be prepaid in whole or in part without penalty.

6. Covenants. Borrower covenants and agrees as follows:

a.

Borrower agrees that all amounts (including all principal, interest, fees, expenses, indemnities, and other payments) payable by the Borrower hereunder shall be deemed to be “Senior Debt” to all other obligations of Borrower (including, but not limited to guarantees and other contingent financial obligations), unless consented to by Holder, such consent not to be unreasonably withheld.

b.

For so long as any amount owed under this Note remains outstanding, Borrower covenants that it will not pledge or provide a security interest in any of its assets to another party without written consent of Holder, such consent not to be unreasonably withheld.

c.

The Company shall provide the Holder with unaudited quarterly financial statements, which shall include a balance sheet and income statement, within 45 days after the end of each quarter, and shall provide the Holder with audited financial statements within 90 days after the end of each year.

d.

In addition, in the event any litigation is commenced against the Company, the Company shall give the Holder written notice thereof and provide the Holder with copies of all documents served on the Company or filed with the court in which such action is pending within five (5) business days following the relevant action.

7. Default: The occurrence of any one or more of the following shall constitute a default under this Note (“Default”):

a.

After consummating a Transaction which results in Net Proceeds to the Borrower in excess of $50,000,000.00 or after such time as Borrower secures financing from an independent third party or third parties in the aggregate amount of $15,000,000.00 or more, any failure by the Borrower to make a principal and/or interest payment when due under Section 1 of this Note; or

b.	Any default or event of default under any other indebtedness documents to which the Borrower is a party if the amount due upon such default or event of default exceeds $100,000.00; or

c.	The dissolution, liquidation, or termination of existence of the Borrower; or

d.	The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

8. Acceleration, Remedies: Upon the occurrence of a Default, the outstanding principal and accrued interest on this Note shall become immediately due and payable, and the Holder, without presentment, demand, protest or further notice of any kind shall be entitled to exercise any or all of the rights and remedies as may be available under this Note, at law or in equity, all of which shall be cumulative. Further, upon the occurrence and continuance of a Default, Holder may exercise each of its rights and remedies under this Note and as otherwise may be provided at law or in equity. The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. In addition to payments of interest and Principal, if there is a Default in this Note, the Holder shall be entitled to recover from the Borrower all of the Holder’s costs of collection, including the Holder’s reasonable attorneys’ fees, (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise), and all other costs incurred in connection therewith.

9. Special Payment Provisions:

Notwithstanding the Principal Payment Schedule, the Borrower is in the process of negotiating a financing transaction with or otherwise involving Benessere Capital Acquisition Corp. (“Benessere”) (a “Transaction”). If a Transaction is consummated which results in Net Proceeds to the Borrower in excess of $50,000,000.00, then Borrower shall pay Holder a prepayment in the amount of $1,000.000.00 (“Lump Sum Payment”) which payment shall be made within three (3) business days of the closing of a Transaction. Net Proceeds is hereby defined as the capital raised for the Borrower from a Transaction less all expenses incurred in connection with such Transaction, including but not limited to, legal fees, underwriting fees, banking fees, commissions, accounting fees and any fees paid to Benessere or to reimburse Benessere for its fees and any other expenses paid at the closing of a Transaction.

If the Borrower pays the Holder the Lump Sum Payment, then the Principal Payment Schedule shall be adjusted so that the quarterly principal payments in 2022 (beginning April 1, 2022) shall total $150,000.00, the quarterly principal payments made in 2023 shall total $250,000.00, the quarterly principal payments made in 2024 shall total $450,000.00 and the quarterly principal payments made in 2025 shall total $650,000.00.

Payments of principal and interest in respect of this Promissory Note may be deferred until such time as Borrower secures financing from the Transaction or from an independent third party or third parties in the aggregate amount of $15,000,000.00 or more, upon which time any deferred payments shall be made and the Principal Payment Schedule shall resume.

10. Miscellaneous Provisions:

a.	Time is of the essence in this Note.

b.	The captions of sections of this Note are for convenient reference only and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

c.

This Note shall be construed, interpreted, enforced, and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Florida law.

d.

Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the State and Federal courts in Miami-Dade County, Florida for the purposes of any action arising out of this Note, or the subject matter hereof, brought by any other party. To the extent permitted by applicable law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum,(iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Note, or the subject matter hereof, may not be enforced in or by such courts.

e.

If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

f.

This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of the Borrower and an authorized officer of the Holder. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which given.

g.

Borrower may not assign or transfer this Note or any of its obligations hereunder (whether by operation of law or otherwise) to a person or entity that is not an affiliate of Borrower, without the prior written consent of Holder. With respect to any such permitted assignment, Borrower shall continue to be liable under this Note unless released therefrom by Holder. Subject to the foregoing, this Note shall be binding on and inure to the benefit of the successors and assigns of Borrower and Holder.

h.

With respect to this Note, Borrower hereby irrevocably waives (i) presentment for payment, protest, notice, dishonor and nonpayment and any other demand whatsoever, (ii) all defenses by reason of any extension of time of the payment of this Note or by reason of any other modification, waiver or consent relating to this Note, and (iii) all defenses, setoffs, counterclaims and other objections to any payment under this Note (whether in connection with the Maturity Date, the acceleration hereof or otherwise).

i.

No right, power or remedy conferred upon or given to the Holder in this Note, or now or hereafter existing at law or in equity, by statute or otherwise, shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy. No waiver by the Holder of any default hereunder shall be deemed to constitute a waiver of any subsequent default. No failure to exercise, and no delay in exercising, any right, power or remedy under this Note shall operate as a waiver, nor shall any single or partial exercise of any right, power or remedy hereunder preclude the exercise of any other right, power or remedy. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

11. Waiver of Trial by Jury: BORROWER AND HOLDER (BY ACCEPTANCE OF THIS INSTRUMENT) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER TO EXECUTE THIS INSTRUMENT.

SIGNATURES ON FOLLOWING PAGE

BORROWER:

ECOMBUSTIBLE ENERGY LLC f/k/a

ECOMBUSTIBLE PRODUCTS HOLDINGS LLC

By:	/s/ James M. Driscoll
Print:	James M. Driscoll
Title:	Chief Operating Officer
Date:	November 11, 2021

STATE OF FLORIDA	)
s.s.
COUNTY OF BREVARD	)

Sworn to and subscribed before me by means of this 11th day of November 2021 by James Driscoll.

/s/ Matsuyima Snider
Matsuyima Snider
Notary Public, State of Florida
My Commission Expires October 7, 2025

(NOTARY SEAL)